Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made on the 17th day of April, 2008 by and between Rick J. Filippelli (the “Employee”) and TEAMSTAFF, INC., a New Jersey corporation (the “Company”) and is effective as of the 1st day of October, 2007.

W I T N E S S E T H:

WHEREAS, the Company and its subsidiaries are engaged in the business of providing Business Outsourcing Services; and

WHEREAS, the Employee is currently employed by the Company and the Company desires to continue the employment of the Employee and secure for the Company the experience, ability and services of the Employee; and

WHEREAS, the Employee desires to continue his employment with the Company, pursuant to the terms and conditions herein set forth, superseding all prior oral and written employment agreements, and term sheets and letters between the Company, its subsidiaries and/or predecessors and Employee;

NOW, THEREFORE, it is mutually agreed by and between the parties hereto as follows:

ARTICLE 1

DEFINITIONS

1.1 Accrued Compensation. Accrued Compensation shall mean an amount which shall include all amounts earned or accrued through the “Termination Date” (as defined below) but not paid as of the Termination Date, including (i) Base Salary, (ii) reimbursement for business expenses incurred by the Employee on behalf of the Company, pursuant to the Company’s expense reimbursement policy in effect at such time, (iii) vacation pay, and (iv) unpaid bonuses and incentive compensation earned and awarded prior to the Termination Date.

1.2 Cause. Cause shall mean: (i) willful disobedience by the Employee of a material and lawful instruction of the Board of Directors of the Company; (ii) formal charge, indictment or conviction of the Employee of any misdemeanor involving fraud or embezzlement or similar crime, or any felony; (iii) conduct amounting to fraud, dishonesty, gross negligence, willful misconduct or recurring insubordination; or (iv) excessive absences from work, other than for illness or Disability; provided that the Company shall not have the right to terminate the employment of Employee pursuant to the foregoing clauses (i), (iii), and (iv) above unless written notice specifying such breach shall have been given to the Employee and, in the case of breach which is capable of being cured, the Employee shall have failed to cure such breach within thirty (30) days after his receipt of such notice.

1.3 Change in Control. “Change in Control” shall mean any of the following events:

a. (i) An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of twenty percent (20%) or more of the combined voting power of the Company’s then outstanding Voting Securities (27% if such Person is Wynnnefield Capital Inc. and its affiliates); provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition” (as defined below) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (1) an employee benefit plan (or a trust forming a part thereof) maintained by (x) the Company or (y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a “Subsidiary”), or (2) the Company or any Subsidiary.

(ii) Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because a Person (the “Subject Person”) gained Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

b. The individuals who, as of the date this Agreement is approved by the Board, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the Board; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered and defined as a member of the Incumbent Board; and provided, further, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual “Election Contest” (as described in Rule 14a-11 promulgated under the 1934 Act) or other solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”); or

c. Approval by stockholders of the Company of:

(i) A merger, consolidation or reorganization involving the Company, unless: (1) the stockholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least sixty percent (60%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization, (2) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, and (3) no Person (other than the Company, any Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any Subsidiary) becomes Beneficial Owner of twenty percent (20%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities as a result of such merger (27% if such Person is Wynnnefield Capital Inc. and its affiliates) , consolidation or reorganization, a transaction described in clauses (1) through (3) shall herein be referred to as a “Non-Control Transaction”; or

(ii) An agreement for the sale or other disposition of all or substantially all of the assets of the Company, to any Person, other than a transfer to a Subsidiary, in one transaction or a series of related transactions;

(iii) The stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

d. Notwithstanding anything contained in this Agreement to the contrary, if the Employee’s employment is terminated prior to a Change in Control and the Employee reasonably demonstrates that such termination (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (a “Third Party”) or (ii) otherwise occurred in connection with, or in anticipation of, a Change in Control, then for all purposes of this Agreement, the date of a Change in Control with respect to the Employee shall mean the date immediately prior to the date of such termination of the Employee’s employment.

1.4 Continuation Benefits. Continuation Benefits shall be the continuation of the Benefits, as defined in Section 5.1, for the period commencing on the Termination Date and terminating 12 months thereafter, or such other period as specifically stated by this agreement (the “Continuation Period”) at the Company’s expense on behalf of the Employee and his dependents; provided, however, that (i) in no event shall the Continuation Period exceed 18 months from the Termination Date; and (ii) the level and availability of benefits provided during the Continuation Period shall at all times be subject to the post-employment conversion or portability provisions of the benefit plans. The Company’s obligation hereunder with respect to the foregoing benefits shall also be limited to the extent that if the Employee obtains any such benefits pursuant to a subsequent employer’s benefit plans, the Company may reduce the coverage of any benefits it is required to provide the Employee hereunder as long as the aggregate coverage and benefits of the combined benefit plans is no less favorable to the Employee than the coverage and benefits required to be provided hereunder. This definition of Continuation Benefits shall not be interpreted so as to limit any benefits to which the Employee, his dependents or beneficiaries may be entitled under any of the Company’s employee benefit plans, programs or practices following the Employee’s termination of employment, including, without limitation, retiree medical and life insurance benefits.

1.5 Disability. Disability shall mean a physical or mental infirmity which impairs the Employee’s ability to substantially perform his duties with the Company for a period of one hundred eighty (180) consecutive days and the Employee has not returned to his full time employment prior to the Termination Date as stated in the “Notice of Termination” (as defined below).

1.6 Good Reason. “Good Reason” shall mean without the written consent of the Employee: (A) a material breach of any provision of this Agreement by the Company; (B) failure by the Company to pay when due any compensation to the Employee; (C) a reduction in the Employee’s Base Salary; (D) failure by the Company to maintain the Employee in the positions referred to in Section 2.1 of this Agreement; (E) assignment to the Employee of any duties materially and adversely inconsistent with the Employee’s positions, authority, duties, responsibilities, powers, functions, reporting relationship or title as contemplated by Section 2.1 of this Agreement or any other action by the Company that results in a material diminution of such positions, authority, duties, responsibilities, powers, functions, reporting relationship or title; (F) relocation of the principal office of the Company or the Employee’s principal place of employment to a location outside a 25 mile radius of the present location in Somerset, New Jersey, without the Employee’s written consent; or (G) a Change in Control, provided the event on which the Change of Control is predicated occurs within 90 days of the service of the Notice of Termination by the Employee, it being understood that Employee shall have the right to terminate his employment under this Section 1.6 (G) for any reason or no reason within such 90 day period; and provided further, however, that the Employee agrees not to terminate his employment for Good Reason pursuant to clauses (A) through (F) unless (a) the Employee has given the Company at least 30 days’ prior written notice of his intent to terminate his employment for Good Reason, which notice shall specify the facts and circumstances constituting Good Reason; and (b) the Company has not remedied such facts and circumstances constituting Good Reason to the reasonable and good faith satisfaction of the Employee within a 30-day period after receipt of such notice.

1.7 Notice of Termination. Notice of Termination shall mean a written notice from the Company, or the Employee, of termination of the Employee’s employment which indicates the provision in this Agreement relied upon, if any and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated. A Notice of Termination served by the Company shall specify the effective date of termination.

1.8 Pro Rata Bonus. “Pro Rata Bonus” shall mean an amount equal to the maximum bonus Employee had an opportunity to earn pursuant to section 4.2 multiplied by a fraction, the numerator of which shall be the number of days from the commencement of the fiscal year to the Termination Date, and the denominator of which shall be the number of days in the fiscal year in which Employee was terminated.

1.9 Severance Payment. “Severance Payment” shall mean an amount equal to the sum of 12 months of Employee’s Base Salary in effect on the Termination Date. The Severance Payment shall be payable in equal installments on each of the Company’s regular pay dates for executives during the twelve months commencing on the first regular executive pay date following the Termination Date. The Severance Payment is conditioned on the Employee executing a termination agreement and release in a form reasonably acceptable to the Employee and the Company.

1.10 Termination Date. Termination Date shall mean (i) in the case of the Employee’s death, his date of death; (ii) in the case of Good Reason, 30 days from the date the Notice of Termination is given to the Company, provided the Company has not remedied such facts and circumstances constituting Good Reason to the reasonable and good faith satisfaction of the Employee; (iii) in the case of termination of employment on or after the Expiration Date, the last day of employment; and (iv) in all other cases, the date specified in the Notice of Termination; provided, however, if the Employee’s employment is terminated by the Company for any reason except Cause, the date specified in the Notice of Termination shall be at least 30 days from the date the Notice of Termination is given to the Employee, and provided further that in the case of Disability, the Employee shall not have returned to the full-time performance of his duties during such period of at least 30 days.

ARTICLE II

EMPLOYMENT

2.1 Subject to and upon the terms and conditions of this Agreement, the Company hereby agrees to continue the employment of the Employee, and the Employee hereby accepts such employment, as President and Chief Executive Officer of the Company. The Employee’s position includes acting as an officer and/or director of any of the Company’s subsidiaries as determined by the Board of Directors. The Company shall nominate Employee, and use its best efforts to have Employee elected to the Board of Directors of the Company (the “Board”) throughout the term of this Agreement. The Employee agrees to resign from the Board upon the termination of employment for any reason.

ARTICLE III

DUTIES

3.1 The Employee shall, during the term of his employment with the Company, and subject to the direction and control of the Company’s Board of Directors, perform such duties and functions as he may be called upon to perform by the Company’s Board of Directors during the term of this Agreement, consistent with his position as President and Chief Executive Officer.

3.2 The Employee shall perform, in conjunction with the Company’s Executive Management, to the best of his ability the following services and duties for the Company and its subsidiary corporations (by way of example, and not by way of limitation):

(i) Those duties attendant to the position of Chief Executive Officer;

(ii) Establish and implement current and long range objectives, plans, and policies, subject to the approval of the Board of Directors;

(iii) Financial planning including the development of, liaison with, financing sources and investment bankers;

(iv) Managerial oversight of the Company’s business;

(v) Shareholder relations;

(vi) Compliance with local, state and federal regulations and laws governing business operations;

(vii) Business expansion of the Company including acquisitions, joint ventures, and other opportunities; and

(viii) Promotion of the relationships of the Company and its subsidiaries with their respective employees, customers, suppliers and others in the business community.

3.3 The Employee agrees to devote full business time and his best efforts in the performance of his duties for the Company and any subsidiary corporation of the Company.

3.4 Employee shall undertake regular travel to the Company’s executive and operational offices, and such other occasional travel within or outside the United States as is or may be reasonably necessary in the interests of the Company. All such travel shall be at the sole cost and expense of the Company and shall include reasonable lodging and food costs incurred by Employee while traveling.

ARTICLE IV

COMPENSATION

4.1 During the term of this Agreement, Employee shall be compensated initially at the rate of $280,000 per annum, subject to such increases, if any, as determined by the Board of Directors, or if the Board so designates, the Management Resources and Compensation Committee, in its discretion, at the commencement of each of the Company’s fiscal years during the term of this Agreement (the “Base Salary”). The base salary shall be paid to the Employee in accordance with the Company’s regular executive payroll periods.

4.2 Employee may receive a bonus (the “Bonus”) in the sole discretion of the Management Resources and Compensation Committee of the Board of Directors. Employee will have an opportunity to earn a cash Bonus of up to 70% of Employee’s Base Salary for each fiscal year of employment. The Bonus will be based on performance targets and other key objectives established by the Management Resources and Compensation Committee at the commencement of each fiscal year.

4.3 The Company shall deduct from Employee’s compensation all federal, state, and local taxes which it may now or hereafter be required to deduct.

4.4 Employee may receive such other additional compensation as may be determined from time to time by the Board of Directors including bonuses and other long term compensation plans. Nothing herein shall be deemed or construed to require the Board to award any bonus or additional compensation.

ARTICLE V

BENEFITS

5.1 During the term hereof, the Company shall provide Employee with the following benefits (the “Benefits”): (i) group health care and insurance benefits as generally made available to the Company’s senior management; and (ii) such other insurance benefits obtained by the Company and made generally available to the Company’s senior management. The Company shall reimburse Employee, upon presentation of appropriate vouchers, for all reasonable business expenses incurred by Employee on behalf of the Company upon presentation of suitable documentation.

5.2 In the event the Company wishes to obtain Key Man life insurance on the life of Employee, Employee agrees to cooperate with the Company in completing any applications necessary to obtain such insurance and promptly submit to such physical examinations and furnish such information as any proposed insurance carrier may request.

5.3 For the term of this Agreement, Employee shall be entitled to paid vacation at the rate of five (5) weeks per annum.

ARTICLE VI

NON-DISCLOSURE

6.1 The Employee shall not, at any time during or after the termination of his employment hereunder, except when acting on behalf of and with the authorization of the Company, make use of or disclose to any person, corporation, or other entity, for any purpose whatsoever, any trade secret or other confidential information concerning the Company’s business (including any temporary or permanent employee placement or outsourcing business), finances, marketing, accounting , personnel and/or outsourcing business of the Company and its subsidiaries, including information relating to any customer of the Company or pool of temporary or permanent employees, or any other nonpublic business information of the Company and/or its subsidiaries learned as a consequence of Employee’s employment with the Company (collectively referred to as the “Proprietary Information”). For the purposes of this Agreement, trade secrets and confidential information shall mean information disclosed to the Employee or known by him as a consequence of his employment by the Company, whether or not pursuant to this Agreement, and not generally known in the industry. The Employee acknowledges that trade secrets and other items of confidential information, as they may exist from time to time, are valuable and unique assets of the Company, and that disclosure of any such information would cause substantial injury to the Company. Trade secrets and confidential information shall cease to be trade secrets or confidential information, as applicable, at such time as such information becomes public other than through disclosure, directly or indirectly, by Employee in violation of this Agreement.

6.2 If Employee is requested or required (by oral questions, interrogatories, requests for information or document subpoenas, civil investigative demands, or similar process) to disclose any Proprietary Information, Employee shall, unless prohibited by law, promptly notify the Company of such request(s) so that the Company may seek an appropriate protective order.

ARTICLE VII

RESTRICTIVE COVENANT

7.1 In the event of the voluntary termination of employment with the Company prior to the expiration of the term hereof, or Employee’s discharge in accordance with Article IX, or the expiration of the term hereof without renewal, Employee agrees that he will not, for a period of one (1) year following such termination, directly or indirectly, enter into or become associated with or engage in any other business (whether as a partner, officer, director, shareholder, employee, consultant, or otherwise), which is involved in the business of providing (i) temporary and/or permanent staffing of travel health professionals and travel nurses, and (ii) or is otherwise engaged in the same or similar business as the Company in direct competition with the Company, or which the Company was in the process of developing, during the tenure of Employee’s employment by the Company. Notwithstanding the foregoing, the ownership by Employee of less than five percent of the shares of any publicly held corporation shall not violate the provisions of this Article VII. In furtherance of the foregoing, Employee shall not during the aforesaid period of non-competition, directly or indirectly, in connection with any temporary or permanent employee placement or other business of the Company and its subsidiaries, including information relating to any customer of the Company or pool of temporary employees, or any other nonpublic business information , or any business similar to the business in which the Company was engaged, or in the process of developing during Employee’s tenure with the Company, solicit any customer or employee of the Company who was a customer or employee of the Company during the tenure of his employment.

7.2 If any court shall hold that the duration of non-competition or any other restriction contained in this Article VII is unenforceable, it is our intention that same shall not thereby be terminated but shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable or, in the alternative, such judicially substituted term may be substituted therefor.

ARTICLE VIII

TERM

8.1 This Agreement shall be for a term (the “Initial Term”) commencing on October 1, 2007 (the “Commencement Date”) and terminating on September 30, 2009 (the “Expiration Date”), unless sooner terminated upon the death of the Employee, or as otherwise provided herein.

8.2 Unless this Agreement is earlier terminated pursuant to the terms hereof, the Company agrees to use its best efforts to notify Employee in writing whether it intends to negotiate a renewal of this Agreement by notice four (4) months prior to the Expiration Date. In the event (i) the Company shall have failed to notify the Employee of its intention to renew as provided by this Section 8.2, or (ii) the Company fails to reach agreement with Employee as to the terms of a new employment agreement prior to the Expiration Date after providing such notice, in addition to any other payments due hereunder, upon termination of the Employee’s employment on or after the Expiration Date for any reason except Cause, the Company shall pay Employee the Severance Payment.

ARTICLE IX

TERMINATION

9.1 The Company may terminate this Agreement by giving a Notice of Termination to the Employee in accordance with this Agreement:

(i) for Cause;

(ii) without Cause;

(iii) for Disability.

9.2 Employee may terminate this Agreement by giving a Notice of Termination to the Company in accordance with this Agreement, at any time, with or without good reason.

9.3 If the Employee’s employment with the Company shall be terminated, the Company shall pay and/or provide to the Employee the following compensation and benefits in lieu of any other compensation or benefits arising under this Agreement or otherwise:

(i) if the Employee was terminated by the Company for Cause, or the Employee terminates without Good Reason, the Accrued Compensation;

(ii) if the Employee was terminated by the Company for Disability,

(a) the Continuation Benefits;

(b) the Accrued Compensation;

(c) the Pro-Rata Bonus; and

(d) the Severance Payment; or

(iii) if termination was due to the Employee’s death,

(a) the Accrued Compensation;

(b) the Continuation Benefits;

(c) and the Pro Rata Bonus; or

(iv) if the Employee was terminated by the Company without cause, or the Employee terminates this Agreement for Good Reason,

(a) the Accrued Compensation;

(b) the Severance Payment; and

(c) the Continuation Benefits.

9.4 The amounts payable under this Section 9, shall be paid as follows:

(i) Accrued Compensation shall be paid within five (5) business days after the Employee’s Termination Date (or earlier, if required by applicable law).

(ii) If the Continuation Benefits are paid in cash, the payments shall be made on the first day of each month during the Continuation Period (or earlier, if required by applicable law).

(iii) The Base Salary through the Expiration Date shall be paid in accordance with the Company’s regular pay periods (or earlier, if required by applicable law).

9.5 Notwithstanding the foregoing, in the event Employee is a member of the Board of Directors on the Termination Date, the payment of any and all compensation due hereunder, except Accrued Compensation, and Employee’s right to exercise any Employee Stock Option after the Termination Date, is expressly conditioned on Employee’s resignation from the Board of Directors within five (5) business days of notice by the Company requesting such resignation.

9.6 The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Employee in any subsequent employment except as provided in Sections 1.4.

ARTICLE X

TERMINATION OF PRIOR AGREEMENTS

10.1 This Agreement sets forth the entire agreement between the parties and supersedes all prior agreements, letters and understandings between the parties, whether oral or written prior to the effective date of this Agreement except for the terms of employee stock option plans, restricted stock grants and option certificates.

ARTICLE XI

RESTRICTED STOCK GRANTS

11.1 The Company hereby grants to Employee 165,000 restricted shares of the Company’s Common Stock, $.001 par value subject to the provisions of the Company’s 2006 Long Term Incentive Plan (the “Plan”).

11.2 One-third of such Shares shall vest upon the execution of this agreement. One-third on shall vest on September 30, 2008 and the final one third on September 30, 2009 upon satisfaction of the performance targets and other key objectives established by the Management Resources and Compensation Committee at the commencement of each fiscal year pursuant to paragraph 4.2 above. If Employee renders continuous service to the Company from the date hereof to a vesting date, on each such vesting date the Company shall deliver to Employee such number of shares of Common Stock as shall vest on such date.

11.3 In the event of a Change of Control, as defined in Section 1.3, the conditions to the vesting of any outstanding Restricted Stock Awards granted to the Employee under this Article XI shall be deemed void and all such Shares shall be immediately and fully vested and delivered to the Employee.

ARTICLE XII

EXTRAORDINARY TRANSACTIONS

12.1 The Company’s Board of Directors has determined that it is appropriate to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Employee, to their assigned duties without distraction in potentially disturbing circumstances arising from the possibility of a change in control of the Company.

In the event that within one hundred eighty days (180) days of a Change of Control as described in Section 12.2, (i) Employee is terminated, or (ii) Employee’s status, title, position or responsibilities are materially reduced and Employee terminates his Employment, the Company shall pay and/or provide to the Employee, the following compensation and benefits:

a.

The Company shall pay the Employee, in lieu of any other payments due hereunder, (i) the Accrued Compensation; (ii) the Continuation Benefits; and (iii) as severance, Base Salary for a period of twelve (12) months payable in equal installments on each of the Company’s regular pay dates for executives during the twelve months commencing on the first regular executive pay date following the termination Date; and

b.

The conditions to the vesting of any outstanding incentive awards (including restricted stock, stock options and granted performance shares or units) granted to the Employee under any of the Company’s plans, or under any other incentive plan or arrangement, shall be deemed void and all such incentive awards shall be immediately and fully vested and exercisable. Further, the options shall be deemed amended to provide that in the event of termination after an event enumerated in this Article XII, the options shall remain exercisable for the duration of their term.

12.4 Upon the effective date of an event constituting a Change of Control, the Company shall pay Employee, in one lump sum within five (5) upon the first day of the month immediately following such event, an amount equal to Employee’s then current Base Salary. Employee shall be entitled to such payment whether or not his employment with the Company continues after the Change of Control.

12.5 Notwithstanding the foregoing, if the payment under this Article XII, either alone or together with other payments which the Employee has the right to receive from the Company, would constitute an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the aggregate of such credits or payments under this Agreement and other agreements shall be reduced to the largest amount as will result in no portion of such aggregate payments being subject to the excise tax imposed by Section 4999 of the Code. The priority of the reduction of excess parachute payments shall be in the discretion of the Employee. The Company shall give notice to the Employee as soon as practicable after its determination that Change of Control payments and benefits are subject to the excise tax, but no later than ten (10) days in advance of the due date of such Change of Control payments and benefits, specifying the proposed date of payment and the Change of Control benefits and payments subject to the excise tax. Employee shall exercise his option under this paragraph 12.4 by written notice to the Company within five (5) days in advance of the due date of the Change of Control payments and benefits specifying the priority of reduction of the excess parachute payments.

ARTICLE XIII

ARBITRATION AND INDEMNIFICATION

13.1 Any dispute arising out of the interpretation, application, and/or performance of this Agreement with the sole exception of any claim, breach, or violation arising under Articles VI or VII hereof shall be settled through final and binding arbitration before a single arbitrator in the State of New Jersey in accordance with the Rules of the American Arbitration Association. The arbitrator shall be selected by the Association and shall be an attorney-at-law experienced in the field of corporate law. Any judgment upon any arbitration award may be entered in any court, federal or state, having competent jurisdiction of the parties.

13.2 The Company hereby agrees to indemnify, defend, and hold harmless the Employee for any and all claims arising from or related to his employment by the Company at any time asserted, at any place asserted, to the fullest extent permitted by law, except for claims based on Employee’s fraud, deceit or willfulness. The Company shall maintain such insurance as is necessary and reasonable to protect the Employee from any and all claims arising from or in connection with his employment by the Company during the term of Employee’s employment with the Company and for a period of six (6) years after the date of termination of employment for any reason. The provisions of this Section 13.2 are in addition to and not in lieu of any indemnification, defense or other benefit to which Employee may be entitled by statute, regulation, common law or otherwise.

ARTICLE XIV

SEVERABILITY

If any provision of this Agreement shall be held invalid and unenforceable, the remainder of this Agreement shall remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall remain in full force and effect in all other circumstances.

ARTICLE XV

NOTICE

For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when (a) personally delivered or (b) sent by (i) a nationally recognized overnight courier service or (ii) certified mail, return receipt requested, postage prepaid and in each case addressed to the respective addresses as set forth below or to any such other address as the party to receive the notice shall advise by due notice given in accordance with this paragraph. All notices and communications shall be deemed to have been received on (A) if delivered by personal service, the date of delivery thereof; (B) if delivered by a nationally recognized overnight courier service, on the first business day following deposit with such courier service; or (C) on the third business day after the mailing thereof via certified mail. Notwithstanding the foregoing, any notice of change of address shall be effective only upon receipt.

The current addresses of the parties are as follows:

IF TO THE COMPANY:	TeamStaff, Inc.
1 Executive Drive
Somerset, NJ 08873

WITH A COPY TO:	Victor J. DiGioia
Becker & Poliakoff, LLP
45 Broadway
New York, NY 10006

IF TO THE EMPLOYEE:

ARTICLE XVI

BENEFIT

This Agreement shall inure to, and shall be binding upon, the parties hereto, the successors and assigns of the Company, and the heirs and personal representatives of the Employee.

ARTICLE XVII

WAIVER

The waiver by either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of construction and validity.

ARTICLE XVIII

GOVERNING LAW

This Agreement has been negotiated and executed in the State of New Jersey which shall govern its construction and validity.

ARTICLE XIX

JURISDICTION

Any or all actions or proceedings which may be brought by the Company or Employee under this Agreement shall be brought in courts having a situs within the State of New Jersey, and Employee and the Company each hereby consent to the jurisdiction of any local, state, or federal court located within the State of New Jersey.

ARTICLE XX

ENTIRE AGREEMENT

This Agreement contains the entire agreement between the parties hereto. No change, addition, or amendment shall be made hereto, except by written agreement signed by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and affixed their hands and seals the day and year first above written.

TEAMSTAFF, INC.
By:	/s/ T. Stephen Johnson
T. Stephen Johnson
Chairman of the Board

/s/ Rick J. Filippelli
Rick J. Filippelli
Employee